Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Issuer:

Linde Inc.

Guarantors:

Linde plc

Linde GmbH

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	4.800% Notes due 2024	457(r)	$300,000,000	99.957%	$299,871,000	$110.20 per $1,000,000	$33,045.78
	Debt	Guarantees of 4.800% Notes due 2024 (1)	Other (2)	—	—	—	—	—
	Debt	4.700% Notes due 2025	457(r)	$600,000,000	99.892%	$599,352,000	$110.20 per $1,000,000	$66,048.59
	Debt	Guarantees of 4.700% Notes due 2025 (1)	Other (2)	—	—	—	—	—
	Total Offering Amounts					$899,223,000		$99,094.37
	Net Fee Due							$99,094.37
(1)	Linde plc and Linde GmbH have each provided a guarantee with respect to the 4.800% Notes due 2024 and the 4.700% Notes due 2025 issued by Linde Inc.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due with respect to the guarantees.